 Exhibit 4.32

JFLSPV2024S110-01

Dated:       24 October 2024

1
Mustique Shipping Company Inc., a corporation incorporated and existing under the laws of the Republic of Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 hereinafter called the Sellers, have agreed to sell, and

2
Huican (Tianjin) Shipping Leasing Co., Ltd., a corporation incorporated under the laws of the People’s Republic of China whose registered office is at Room 202, No.6262, Aozhou Road, (Dongjiang Comprehensive Free Trade Zone), Tianjin Pilot Free Trade Zone (No. 10214, Dongjiang Business Secretary Service Co., Ltd. Free Trade Zone) hereinafter called the Buyers, have agreed to buy

3	Name: Hull No. H1596
4	Classiﬁcation Society/Class: As per Shipbuilding Contract
5	Built: 2026/China By: China Shipbuilding Trading Company Limited and Shanghai Waigaoqiao Shipbuilding Company Limited
6	Flag: The Republic of Marshall Island Place of Registration: The Republic of Marshall Island
7	Call Sign: TBA Grt/Nrt: As per Shipbuilding Contract
8	~~Register~~IMO Number: TBA
9	hereinafter called the Vessel, on the following terms and conditions:

10	Definitions

~~11~~	~~“Banking days” are days on which banks are open both in the country of the currency~~
~~12~~	~~stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.~~
13	“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa,
14	a registered letter, telex, telefax or other modern form of written communication.
15	“C Society” or “Class” means the Society referred to in line 4.

16	1.	Purchase Price (see Clause 17)

~~17~~	~~2.~~	~~Deposit~~

~~18~~	~~As security for the correct fulﬁlment of this Agreement the Buyers shall pay a deposit of 10%~~
~~19~~	~~(ten per cent) of the Purchase Price within banking days from the date of this~~
~~20~~	~~Agreement. This deposit shall be placed with~~
~~21~~	~~and held by them in a joint account for the Sellers and the Buyers, to be released in accordance~~
~~22~~	~~with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the~~
~~23~~	~~Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the~~
~~24~~	~~Buyers.~~

25	3.	Payment

26	The said Purchase Price shall be paid in full free of bank charges in line with ~~to~~
27	~~on delivery of the Vessel,~~ Clause 17 of the Agreement. ~~but not later than 3 banking days after the Vessel is in every respect~~
~~28~~	~~physically ready for delivery in accordance with the terms and conditions of this Agreement and~~
~~29~~	~~Notice of Readiness has been given in accordance with Clause 5.~~

~~30~~	~~4.~~	~~Inspections~~

~~31~~	~~a)* The Buyers have inspected and accepted the Vessel’s classiﬁcation records. The Buyers~~
~~32~~	~~have also inspected the Vessel at/in on~~
~~33~~	~~and have accepted the Vessel following this inspection and the sale is outright and deﬁnite,~~

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modiﬁcation made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~34~~	~~subject only to the terms and conditions of this Agreement.~~

~~35~~	~~b)* The Buyers shall have the right to inspect the Vessel’s classiﬁcation records and declare~~
~~36~~	~~whether same are accepted or not within~~
~~37~~	~~The Sellers shall provide for inspection of the Vessel at/in~~
~~38~~	~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~
~~39~~	~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~
~~40~~	~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~
~~41~~	~~During the inspection, the Vessel’s deck and engine log books shall be made available for~~
~~42~~	~~examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall~~
~~43~~	~~become outright and deﬁnite, subject only to the terms and conditions of this Agreement,~~
~~44~~	~~provided the Sellers receive written notice of acceptance from the Buyers within 72 hours~~
~~45~~	~~after completi~~o~~n of such inspection.~~

~~46~~	~~Should notice of acceptance of the Vessel’s classiﬁcation records and of the Vessel not be~~
~~47~~	~~received by the Sellers as aforesaid, the deposit together with interest earned shall be~~
~~48~~	~~released immediately to the Buyers, whereafter this Agreement shall be null and void.~~
~~49~~	~~* 4 a) and 4 b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~

~~50~~	~~alternative 4 a) to apply.~~

51	5.	Notices, time and place of delivery

52	a) The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall
53	provide the Buyers with 10 and 5, 3 and 1, , and days notice of the estimated time of ~~arrival at the~~
~~54~~	~~intended place of drydocking/underwater inspection/~~delivery. When the Vessel is at the place
55	of delivery and in every respect physically ready for delivery in accordance with this
56
Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery at least three (3) Business Days before the Prepositioning Date, subject to the fulﬁllment of the Remittance Conditions Precedent.

57	b) The Vessel shall be delivered and taken over safely aﬂoat at a safe and accessible berth or
58	anchorage at/~~in~~ such location as agreed between the Sellers and the Buyers
~~59~~	~~in the Sellers’ option.~~
60	(i) Expected time of delivery: between 0000 to 2359 hours
61	(ii) Date of cancelling (see Clauses ~~5 c), 6 b) (iii) and~~ 14): See “Cancelling Date” in the Bareboat Charter

~~62~~	~~c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the~~
~~63~~	~~Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in~~
~~64~~	~~writing stating the date when they anticipate that the Vessel will be ready for delivery and~~
~~65~~	~~propose a new cancelling date. Upon receipt of such notiﬁcation the Buyers shall have the~~
~~66~~	~~option of either cancelling this Agreement in accordance with Clause 14 within 7 running~~
~~67~~	~~days of receipt of the notice or of accepting the new date as the new cancelling date. If the~~
~~68~~	~~Buyers have not declared their option within 7 running days of receipt of the Sellers’~~
~~69~~	~~notiﬁcation or if the Buyers accept the new date, the date proposed in the Sellers’ notiﬁcation~~
~~70~~	~~shall be deemed to be the new cancelling date and shall be substituted for the cancelling~~
~~71~~	~~date stipulated in line 61.~~

~~72~~	~~If this Agreement is maintained with the new cancelling date all other terms and conditions~~
~~73~~	~~hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full~~
~~74~~	~~force and eﬀect. Cancellation or failure to cancel shall be entirely without prejudice to any~~
~~75~~	~~claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by~~
~~76~~	~~the original cancelling date.~~

~~77~~	~~d) Should the Vessel become an actual, constructive or compromised total loss before delivery~~
~~78~~	~~the deposit together with interest earned shall be released immediately to the Buyers~~
~~79~~	~~whereafter this Agreement shall be null and void.~~

80	6.	Drydocking/Divers Inspection

~~81~~	~~a)** The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modiﬁcation made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~82~~	~~Classiﬁcation Society of the Vessel’s underwater parts below the deepest load line, the~~
~~83~~	~~extent of the inspection being in accordance with the Classiﬁcation Society’s rules. If the~~
~~84~~	~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~
~~85~~	~~broken, damaged or defective so as to aﬀect the Vessel’s class, such defects shall be made~~
~~86~~	~~good at the Sellers’ expense to the satisfaction of the Classiﬁcation Society without~~
~~87~~	~~condition/recommendation*.~~

~~88~~	~~b)** (i) The Vessel is to be delivered without drydocking. However, the Buyers shall~~
~~89~~	~~have the right at their expense to arrange for an underwater inspection by a diver approved~~
~~90~~	~~by the Classiﬁcation Society prior to the delivery of the Vessel. The Sellers shall at their~~
~~91~~	~~cost make the Vessel available for such inspection. The extent of the inspection and the~~
~~92~~	~~conditions under which it is performed shall be to the satisfaction of the Classiﬁcation~~
~~93~~	~~Society. If the conditions at the port of delivery are unsuitable for such inspection, the~~
~~94~~	~~Sellers shall make the Vessel available at a suitable alternative place near to the delivery~~
~~95~~	~~port.~~

~~96~~	~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line~~
~~97~~	~~are found broken, damaged or defective so as to aﬀect the Vessel’s class, then unless~~
~~98~~	~~repairs can be carried out aﬂoat to the satisfaction of the Classiﬁcation Society, the Sellers~~
~~99~~	~~shall arrange for the Vessel to be drydocked at their expense for inspection by the~~
~~100~~	~~Classiﬁcation Society of the Vessel’s underwater parts below the deepest load line, the~~
~~101~~	~~extent of the inspection being in accordance with the Classiﬁcation Society’s rules. If the~~
~~102~~	~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~
~~103~~	~~broken, damaged or defective so as to aﬀect the Vessel’s class, such defects shall be made~~
~~104~~	~~good by the Sellers at their expense to the satisfaction of the Classiﬁcation Society~~
~~105~~	~~without condition/recommendation*. In such event the Sellers are to pay also for the cost of~~
~~106~~	~~the underwater inspection and the Classiﬁcation Society’s attendance.~~

~~107~~	~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-~~
~~108~~	~~docking facilities are available at the port of delivery, the Sellers shall take the Vessel~~
~~109~~	~~to a port where suitable drydocking facilities are available, whether within or outside the~~
~~110~~	~~delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver~~
~~111~~	~~the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the~~
~~112~~	~~purpose of this Clause, become the new port of delivery. In such event the cancelling date~~
~~113~~	~~provided for in Clause 5 b)) shall be extended by the additional time required for the~~
~~114~~	~~drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~115~~	~~c) If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~116~~	~~(i) the Classiﬁcation Society may require survey of the tailshaft system, the extent of~~
~~117~~	~~the survey being to the satisfaction of the Classiﬁcation surveyor. If such survey is not~~
~~118~~	~~required by the Classiﬁcation Society, the Buyers shall have the right to require the tailshaft~~
~~119~~	~~to be drawn and surveyed by the Classiﬁcation Society, the extent of the survey being in~~
~~120~~	~~accordance with the Classiﬁcation Society’s rules for tailshaft survey and consistent with~~
~~121~~	~~the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they~~
~~122~~	~~require the tailshaft to be drawn and surveyed not later than by the completion of the~~
~~123~~	~~inspection by the Classiﬁcation Society. The drawing and reﬁtting of the tailshaft shall be~~
~~124~~	~~arranged by the Sellers. Should any parts of the tailshaft system be condemned or found~~
~~125~~	~~defective so as to aﬀect the Vessel’s class, those parts shall be renewed or made good at~~
~~126~~	~~the Sellers’ expense to the satisfaction of the Classiﬁcation Society without~~
~~127~~	~~condition/recommendation*.~~

~~128~~	~~(ii) the expenses relating to the survey of the tailshaft system shall be borne~~
~~129~~	~~by the Buyers unless the Classiﬁcation Society requires such survey to be carried out, in~~
~~130~~	~~which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses~~
~~131~~	~~if the Buyers require the survey and parts of the system are condemned or found defective~~
~~132~~	~~or broken so as to aﬀect the Vessel’s class*.~~

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modiﬁcation made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~133~~	~~(iii) the expenses in connection with putting the Vessel in and taking her out of~~
~~134~~	~~drydock, including the drydock dues and the Classiﬁcation Society’s fees shall be paid by~~
~~135~~	~~the Sellers if the Classiﬁcation Society issues any condition/recommendation* as a result~~
~~136~~	~~of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers~~
~~137~~	~~shall pay the aforesaid expenses, dues and fees.~~

~~138~~	~~(iv) the Buyers’ representative shall have the right to be present in the drydock, but~~
~~139~~	~~without interfering with the work or decisions of the Classiﬁcation surveyor.~~

~~140~~	~~(v) the Buyers shall have the right to have the underwater parts of the Vessel~~
~~141~~	~~cleaned and painted at their risk and expense without interfering with the Sellers’ or the~~
~~142~~	~~Classiﬁcation surveyor’s work, if any, and without aﬀecting the Vessel’s timely delivery. If,~~
~~143~~	~~however, the Buyers’ work in drydock is still in progress when the Sellers have~~
~~144~~	~~completed the work which the Sellers are required to do, the additional docking time~~
~~145~~	~~needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event~~
~~146~~	~~that the Buyers’ work requires such additional time, the Sellers may upon completion of the~~
~~147~~	~~Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock~~
~~148~~	~~and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether~~
~~149~~	~~the Vessel is in drydock or not and irrespective of Clause 5 b).~~

~~150~~	~~*Notes, if any, in the surveyor’s report which are accepted by the Classiﬁcation Society~~
~~151~~	~~without condition/recommendation are not to be taken into account.~~

~~152~~	~~**6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~
~~153~~	~~alternative 6 a) to apply.~~

154	7.	Spares/bunkers, etc.

155	The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on
156	shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare
157	propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or
158	unused, whether on board or not shall become the Buyers’ property, but spares on order are to be
159	excluded. ~~Forwarding charges, if any, shall be for the Buyers’ account.~~ The Sellers are not required to
160	replace spare parts including spare tail - end shaft(s) and spare propeller(s)/propeller blade(s) which
161	are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the
162	property of the Buyers. The radio installation and navigational equipment shall be included in the sale
163	without extra payment if they are the property of the Sellers. Unused stores and provisions shall be
164	included in the sale and be taken over by the Buyers without extra payment.

~~165~~	~~The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the~~
~~166~~	~~Sellers’ ﬂag or name, provided they replace same with similar unmarked items. Library, forms, etc.,~~
~~167~~	~~exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s,~~
~~168~~	~~Oﬃcers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale,~~
~~169~~	~~as well as the following additional items (including items on hire):~~

170	The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and
171	sealed drums without costs. ~~and pay the current net market price (excluding barging expenses) at the port and date~~
~~172~~	~~of delivery of the Vessel.~~

~~173~~	~~Payment under this Clause shall be made at the same time and place and in the same currency as~~
~~174~~	~~the Purchase Price.~~

175	8.	Documentation

176	The place of closing: Such place to be nominated by the Sellers and agreed by the Buyers or otherwise via telephone and/or video conference as agreed by the Sellers and the Buyers.
~~177~~	~~In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery~~
~~178~~	~~documents, namely:~~ Payment of the Purchase Price shall be conditional upon the fulﬁlment of the Remittance Conditions Precedent.

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modiﬁcation made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~179~~	~~a) Legal Bill of Sale in a form recordable in (the country in which the Buyers are~~
~~180~~	~~to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages~~
~~181~~	~~and maritime liens or any other debts or claims whatsoever, duly notarially attested and~~
~~182~~	~~legalized by the consul of such country or other competent authority.~~

~~183~~	~~b) Current Certiﬁcate of Ownership issued by the competent authorities of the ﬂag state of~~
~~184~~	~~the Vessel.~~

~~185~~	~~c) Conﬁrmation of Class issued within 72 hours prior to delivery.~~

~~186~~	~~d) Current Certiﬁcate issued by the competent authorities stating that the Vessel is free from~~
~~187~~	~~registered encumbrances.~~

~~188~~	~~e) Certiﬁcate of Deletion of the Vessel from the Vessel’s registry or other oﬃcial evidence of~~
~~189~~	~~deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the~~
~~190~~	~~registry does not as a matter of practice issue such documentation immediately, a written~~
~~191~~	~~undertaking by the Sellers to eﬀect deletion from the Vessel’s registry forthwith and furnish a~~
~~192~~	~~Certiﬁcate or other oﬃcial evidence of deletion to the Buyers promptly and latest within 4~~
~~193~~	~~(four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~194~~	~~f) Any such additional documents as may reasonably be required by the competent authorities~~
~~195~~	~~for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such~~
~~196~~	~~documents as soon as possible after the date of this Agreement.~~

197	At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of
198	Delivery and Acceptance conﬁrming the date and time of delivery of the Vessel from the Sellers to the
199	Buyers.

200	At the time of delivery ~~the Sellers shall hand to the Buyers~~ the classiﬁcation certiﬁcate(s) as well as all
201	plans etc., which are on board the Vessel,~~.~~ together with o~~O~~ther certiﬁcates which are on board the Vessel shall remain on board the Vessel and ~~also~~ the
~~202~~	~~be handed over to the Buyers unless the~~ Sellers shall provide the Buyers with copies of these documents.~~are required to retain same, in which case the~~
~~203~~	~~Buyers to have the right to take copies.~~ Other technical documentation which may
204	be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so
205	request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take
206	copies of same.

207	9.	Encumbrances

208
The Sellers warrant that the Vessel, at the time of delivery, is free from all charters (other than the Approved Sub-charter (as deﬁned in the Bareboat Charter) and the Bareboat Charter), encumbrances,

209	mortgages and liens (whether maritime or otherwise) ~~maritime liens~~ or any other debts whatsoever. The Sellers hereby undertake
210	to indemnify the Buyers against all consequences of claims made against the Vessel which have
211	been incurred prior to the time of delivery.

212	10.	Taxes, etc.

213	Any taxes, fees and expenses in connection with the purchase of the Vessel and registration under the Buyers’ ﬂag
214	~~shall be for the Buyers’ account, whereas similar charges~~ and in connection with the closing of the Sellers’
215	register shall be for the Sellers’ account.

216	11.	Condition on delivery

217	The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is
218	delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be
219	delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

220	However, the Vessel shall be delivered with her class maintained without condition/recommendation*,

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modiﬁcation made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

221	free of average damage affecting the Vessel’s class, and with her classiﬁcation certiﬁcates and
222	national certiﬁcates, as well as all other certiﬁcates the Vessel had at the time of inspection, valid and
223	unextended without condition/recommendation* by Class or the relevant authorities at the time of
224	delivery.

~~225~~	~~“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if~~
~~226~~	~~applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over~~
~~227~~	~~without inspection, the date of this Agreement shall be the relevant date.~~

~~228~~	~~* Notes, if any, in the surveyor’s report which are accepted by the Classiﬁcation Society~~
~~229~~	~~without condition/recommendation are not to be taken into account.~~

~~230~~	~~12.~~	~~Name/markings~~

~~231~~	~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.~~

~~232~~	~~13.~~	~~Buyers’ default~~

~~Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~

~~Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to~~

~~cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.~~

240	14.	Sellers’ default

241	Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready
242	to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have
243	the option of cancelling this Agreement ~~provided always that the Sellers shall be granted a~~
~~244~~	~~maximum of 3 banking days after Notice of Readiness has been given to make arrangements~~
~~245~~	~~for the documentation set out in Clause 8.~~ If after Notice of Readiness has been given but before
246	the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not
247	made physically ready again in every respect by the date stipulated in line 61 ~~and new Notice of~~
~~248~~	~~Readiness given,~~ the Buyers shall retain their option to cancel. ~~In the event that the Buyers elect~~
~~249~~	~~to cancel this Agreement the deposit together with interest earned shall be released to them~~
~~250~~	~~immediately.~~

251	Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready
252	to validly complete a legal transfer ~~as aforesaid~~ they shall make due compensation to the Buyers for
253	their loss and for all expenses together with interest ~~if their failure is due to proven~~
~~254~~	~~negligence and~~ whether or not the Buyers cancel this Agreement unless the Sellers’ failure arises directly due to the Buyers’ default.

~~255~~	~~15.~~	~~Buyers’ representatives~~

~~256~~	~~After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers~~
~~257~~	~~have the right to place two representatives on board the Vessel at their sole risk and expense upon~~
~~258~~	~~arrive at on or about~~

~~259~~	~~These representatives are on board for the purpose of familiarisation and in the capacity of~~
~~260~~	~~observers only, and they shall not interfere in any respect with the operation of the Vessel. The~~
~~261~~	~~Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.~~

262	16.	Arbitration
See Clause 29

~~263~~	~~a)* This Agreement shall be governed by and construed in accordance with English law and~~
~~264~~	~~any dispute arising out of this Agreement shall be referred to arbitration in London in~~

This document is a computer generated SALEFORM 1993 form printed by authority of the Norwegian Shipbrokers’ Association. Any insertion or deletion to the form must be clearly visible. In the event of any modiﬁcation made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers’ Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

EXECUTION VERSION

RIDER CLAUSES TO

MEMORANDUM OF AGREEMENT

DATED 24 October      2024

CLAUSE 17 – PAYMENT OF PURCHASE PRICE

(a)	The purchase price (“Purchase Price”) of the Vessel shall be the lower of (a) US$45,391,500 and (b) the amount equivalent to 70% of the Shipbuilding Contract Price.

(b)
Subject to (i) the Payment Notice being delivered to the Buyers not later than three (3) Business Days prior to the Prepositioning Date (or such shorter period as the Buyers and the Sellers may agree); (ii) the fulfilment of the Remittance Conditions Precedent to the satisfaction of the Buyers on or prior to the date of the Payment Notice and (iii) the Escrow Agent has confirmed in writing (including by email) to the Parties that the Escrow Account has been opened and is ready to receive funds, the Buyers shall give instructions to their bank to make remittance of the Purchase Price to the Escrow Account which shall be held by the Escrow Agent in accordance with the Escrow Agreement as soon as possible but in any event no later than one (1) Business Day before the Scheduled Delivery Date (the “Prepositioning Date”).

(c)
Subject to the Delivery Conditions Precedent having been satisfied and further subject to the terms of the Escrow Agreement, the Purchase Price shall be released from the Escrow Agent’s account and remitted into such account(s) nominated by the Sellers and/or the SBC Sellers and accepted by the Buyers in accordance with the terms of the Escrow Agreement.

(d)	Interest shall accrue on a daily basis on the Purchase Price at the Interest Rate applicable to the first Hire Period from the Prepositioning Date to:

(i)	in the event that the Vessel is delivered to the Buyers on the Delivery Date, the Delivery Date (but excluding such date for calculation purposes); or

(ii)
in the event that the Vessel is not delivered to the Buyers on the Delivery Date, the earlier of (A) the date that such prepositioned funds are returned to the Buyers by the Escrow Agent in accordance with the Escrow Agreement, or (B) the date that the Sellers repay such funds to the Buyers pursuant to the terms of this Agreement.

Such interest accrued under this clause shall be payable on the Buyers’ demand.

(e)	The interest accrued under Clause 17(d) shall be payable:

(i)
in the event that the Vessel is delivered to the Buyers on the Delivery Date, on the first Hire Payment Date (which for the avoidance of doubt shall be included in the first Charterhire Instalment); and

(ii)	in the event that the Vessel is not delivered to the Buyers on the Delivery Date, on the Buyers’ demand.

CLAUSE 18 – OBLIGATION TO PURCHASE THE VESSEL

The Buyers’ obligation to purchase the Vessel under this Agreement is conditional upon:

(a)	The Prepositioning Date, Scheduled Delivery Date and the Delivery Date all falling on a Business Day and on or before the Cancelling Date;

(b)	the fulfilment by the Sellers of the Remittance Conditions Precedent and the Delivery Conditions Precedent;

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(c)
no Potential Termination Event or Termination Event having occurred and is continuing or which will occur as a result of the performance by the Sellers or Buyers of their respective obligations under this Agreement; and

(d)	the simultaneous delivery to and acceptance by the Charterers (in their capacity as buyers) of the Vessel in accordance with the terms of the Shipbuilding Contract;

(e)	the simultaneous delivery to and acceptance by the Sellers (in the capacity as buyers) of the Vessel in accordance with the terms of the Initial MOA; and

(f)	the simultaneous delivery to and acceptance by the Charterers (in their capacity as bareboat charterer) of the Vessel in accordance with the terms of the Bareboat Charter.

CLAUSE 19 – CONDITION OF VESSEL

The Sellers hereby acknowledge that with respect to the sale and purchase of the Vessel pursuant to the terms of this Agreement, the Buyers are relying on the Sellers in all respects to check all matters concerning the Vessel, including its safety, condition, quality and fitness for purposes and delivery of the Vessel.

CLAUSE 20 – REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers represent and warrant to the Buyers on the date hereof, the Prepositioning Date and on the Delivery Date that:

(a)	they are duly incorporated and validly existing under the laws of their jurisdiction of incorporation;

(b)	they have the requisite power and authority to enter into and perform this Agreement and this Agreement constitutes their valid, legal and binding obligations in accordance with its terms;

(c)
the execution and performance by them of this Agreement will not breach or constitute a default under their constitutional documents or any agreement, instrument, order, judgment or other restriction which binds the Sellers;

(d)	they will, on the Delivery Date, immediately before Delivery, have good and marketable title to the Vessel and are the sole legal and beneficial owner of the Vessel;

(e)	the Vessel will, on Delivery, be:

(i)	in a good and safe condition and state of repair consistent with first class ship ownership and management practice;

(ii)	is classed with the Classification Society at the highest classification available for vessels of its type and is free of all overdue recommendations or conditions; and

(iii)	has her survey cycles up-to-date and all trading and class certificates valid for at least three (3) months;

(f)	on Delivery, the Vessel will be free from all Security Interests;

(g)	the Vessel is free of all charters (other than the Bareboat Charter and any Approved Sub-charter);

(h)	they:

(i)	are not a Restricted Person;

(ii)	they are not owned or controlled by or acting directly on behalf of or for the benefit of, a Restricted Person; and

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(iii)	they do not own or control a Restricted Person;

(iv)
neither they nor any of their directors, officers or employees, or, to the best of their knowledge, their agents have received notice or are aware of any claim, action, suit, proceeding or investigation against them with respect to Sanctions;

(i)
no proceeds of the Purchase Price shall be made available, directly or indirectly, to or for the benefit of a Restricted Person nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions; and

(j)
that the Charterers have paid all instalments payable under the Shipbuilding Contract to the SBC Sellers (other than the Shipbuilding Contract Delivery Instalment) and no other amount is due from the Charterers (in their capacity as buyer) to the SBC Sellers under the terms of the Shipbuilding Contract.

CLAUSE 21 – PHYSICAL PRESENCE

If the Flag State requires the Buyers to have a physical presence or office in the Flag State, all fees, costs and expenses arising out of or in connection with the establishment and maintenance of such physical presence or office by the Buyers shall be borne by the Sellers.

CLAUSE 22 – NOTICE, TIME AND PLACE OF DELIVERY

(a)
The Sellers shall keep the Buyers well informed of the proposed Delivery Date of the Vessel (including providing the Buyers with copies of all notices of the delivery schedule received from the SBC Sellers) and shall in any event specify the Scheduled Delivery Date in the Payment Notice.

(b)	The Vessel shall be delivered and taken over safely afloat at the yard of the Builder.

(c)	The Delivery shall be required to take place on or before the Cancelling Date.

CLAUSE 23 – COSTS AND EXPENSES

(a)
The Sellers shall indemnify and pay such amounts to the Buyers in respect of all costs, claims, expenses, liabilities, losses and fees (including but not limited to any reasonable and documented legal fees, and any vessel registration and tonnage fees) suffered or incurred by or imposed on the Buyers in connection with the delivery, registration and purchase of the Vessel by the Buyers, or otherwise arising from the Buyers’ non-performance of their obligations under this Agreement.

(b)
The indemnities provided by the Sellers under this Clause shall continue in full force and effect regardless of (i) any termination of this Agreement (save where arising directly from a default of the Buyers of their obligations under this Agreement) and (ii) whether the Vessel is in the possession or control of the Sellers or otherwise.

CLAUSE 24 - BUYERS’ FURTHER RIGHTS ON TERMINATION

If:

(a)	a Potential Termination Event or a Termination Event occurs and is continuing prior to Delivery;

(b)	it becomes unlawful or illegal for the Buyers to perform their obligations under this Agreement;

(c)	the Vessel becomes a Total Loss prior to the Delivery Date; or

(d)	the Buyers’ right to cancel arises under Clause 14 for failure of the Sellers to deliver the Vessel by the Cancelling Date,

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the Buyers shall have the right (in their absolute discretion save for paragraph (c) above where such termination will be immediate and automatic as from the date of the Total Loss) to terminate this Agreement immediately by written notice to the Sellers and such termination shall become effective on the date of such written notification (or such other date as the Buyers may specify in such notice), whereupon:

(i)
the Buyers and Sellers shall cease to have any rights or obligations in relation to each other under this Agreement, provided however that, subject to and in consideration of the Buyers entering into this Agreement and the Bareboat Charter as at the date hereof, the Buyers shall be entitled to retain all expenses, fees or other amounts paid by the Sellers under this Agreement and the other Leasing Documents, and it is agreed by the Parties that such payment shall be irrevocable and unconditional and is acknowledged by the Sellers to be proportionate as to amount, having regard to the legitimate interest of the Buyers, in protecting against the Buyers’ risk of the Sellers failing to perform their obligations under this Agreement; and

(ii)
the Sellers shall be obliged to immediately refund or procure that there be immediately refunded in full to the Buyers, any portion of the Purchase Price remitted or transferred by the Buyers under this Agreement, as at the date of such termination.

CLAUSE 25 - COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

CLAUSE 26 - NOTICES

Any notice, certificate, demand or other communication to be served, given, made or sent under or in relation to this Agreement shall be in English and in writing and (without prejudice to any other valid method or giving, making or sending the same) shall be deemed sufficiently given or made or sent if sent by registered post or by email to the following respective address:

(a)	For the Buyers: -

c/o
Jiangsu Financial Leasing Co., Ltd.
Address: 9/F, No.1 Building, No.99 East Jialingjiang Street, Nanjing,
Jiangsu Province, P.R. China
Attention: ZHANG Xinhang/TENG Huaigang
Email:

(b)	For the Sellers:

c/o
Performance Shipping Management Inc.
Address: 373 Syngrou Ave. & 2-4 Ymittou str.
17564, Palaio Faliro, Athens, Greece
Attention: Mr. Andreas Nikolaos Michalopoulos
Email:

CLAUSE 27 – ENTIRE AGREEMENT

(a)
The written terms of this Agreement hereto comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.

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(b)
Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

(c)
Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability of fraud.

CLAUSE 28 – ASSIGNMENT AND TRANSFER

(a)	The Sellers shall not assign or transfer (whether by novation or otherwise) their rights and/or obligations under this Agreement except with the Buyers’ prior written consent.

(b)
The Buyers may assign or transfer (whether by novation or otherwise) any of their rights under this Agreement with prior written notice to the Sellers, following which the Sellers shall execute such documents and do all such things as reasonably required by the Buyers to facilitate or effect such assignment or transfer.

(c)	Each of the Sellers and Buyers shall bear their own costs arising from any assignment or transfer as permitted under this Clause.

CLAUSE 29 – GOVERNING LAW AND ARBITRATION

(a)	This Agreement and any non-contractual obligations arising under or in connection with it, shall be governed by and construed in accordance with English law.

(b)
This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof save to the extent necessary to give effect to the provisions of this Clause. The seat of the arbitration shall be England, even where the hearing takes place outside England.

(c)	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

(d)
The reference shall be to three arbitrators, one to be appointed by each party and the third, subject to the provisions of the LMAA Terms, by the two so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified in the notice, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if the arbitrator had been appointed by agreement.

(e)	Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

(f)
In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced. In cases where the claim or any counterclaim exceeds the sum agreed for the LMAA Small Claims Procedure and neither the claim nor the counterclaim exceeds the sum of US$400,000 (or such other sum as the parties may agree) the parties may further agree that the arbitration shall be conducted in accordance with the LMAA Intermediate Claims Procedure current at the time when the arbitration proceedings and commenced. Where the reference is to three arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.

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CLAUSE 30 – DEFINITIONS

(a)	Unless otherwise specified herein, capitalised terms in this Agreement shall have the same meaning as in the Bareboat Charter. Furthermore, in this Agreement:

“Bareboat Charter” means the bareboat charterparty in respect of the Vessel dated on or about the date hereof and entered into between the Buyers as owner and the Charterers as bareboat charterer.

“Builder” means Shanghai Waigaoqiao Shipbuilding Co., Ltd., a corporation organised and existing under the laws of the People’s Republic of China, having its registered office at 3001 Zhouhai Road, Pudong New District, Shanghai 200137, the People’s Republic of China.

“Business Day” means a day on which banks are open for business in People’s Republic of China, Greece, Hong Kong and the Flag State and in respect of a day on which a payment is required to be made or other dealing is due to take place under this Agreement in Dollars, also a day on which commercial banks are open in New York City.

“Charterers” means Sri Lanka Shipping Company Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

“Delivery” means the passing of the legal and beneficial interest in the Vessel from the Sellers to the Buyers pursuant to the terms of this Agreement.

“Delivery Conditions Precedent” means the conditions precedent detailed in Clause 34.2(g)(ii) of the Bareboat Charter.

“Delivery Date” means the date on which Delivery occurs.

“Escrow Account” means the account identified as the “Escrow Account” in the Escrow Agreement.

“Escrow Agent” means Watson Farley & Williams acting through its office at Suites 4610-4619, Jardine House, 1 Connaught Place, Hong Kong.

“Escrow Agreement” means the escrow agreement made or to be made among the Parties, the SBC Sellers and the Escrow Agent setting out the terms of appointment of the Escrow Agent and the manner in which the Escrow Agent will hold and release the Purchase Price (or part thereof).

“Flag State” means the Republic of Marshall Islands or such flag state of the Vessel as may be agreed in writing by the Buyers and the Sellers.

“Party” means any party to this Agreement.

“Payment Notice” means the form to be submitted by the Sellers to the Buyers to request for the Buyers’ payment of the Purchase Price, which shall be in the form set out in Schedule 1 and which shall be signed by at least one officer of the Sellers.

“Purchase Price” shall have the meaning ascribed thereto under Clause 17(a).

“Remittance Conditions Precedent” means the conditions precedent detailed in Clause 34.2(g)(i) of the Bareboat Charter.

“SBC Sellers” means, collectively, (i) the Builder and (ii) China Shipbuilding Trading Company Limited, a corporation organised and existing under the laws of the People’s Republic of China, having its registered office at 56(Yi) Zhongguancun Nan Da Jie, Beijing 100044, the People’s Republic of China.

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“Scheduled Delivery Date” means the expected date of delivery of the Vessel proposed by the Sellers and agreed by the Buyers set out in the Payment Notice which shall always be on a Business Day on or before the Cancelling Date.

“Shipbuilding Contract” means the shipbuilding contract dated 18 December 2023 entered into between the Charterers (in their capacity as buyer) and the SBC Sellers (in their capacity as sellers) for the construction, sale and purchase of the Vessel as amended and supplemented by the Addendum No. 1 dated 18 December 2023 and as may from time to time be further amended, supplemented or addended (to the extent permitted under the Leasing Documents).

“Shipbuilding Contract Delivery Instalment” means the final instalment of the Shipbuilding Contract Price (as may be adjusted on an upwards or downwards basis under the terms of the Shipbuilding Contract, in each case evidenced on the invoice to be issued by the SBC Sellers) payable by the Charterers (in their capacity as buyers) to the SBC Sellers under clause 3(e) of article II of the Shipbuilding Contract.

“Shipbuilding Contract Price” means the contract price payable by the Charterers (in their capacity as buyers) to the SBC Sellers under the Shipbuilding Contract, being as at the date hereof US$64,845,000, as may be adjusted on an upwards or downwards basis under the terms thereof.

“Vessel” means the product tanker with hull number H1596 to be named m.t. P. TOKYO to be registered under the flag of the Republic of Marshall Islands under construction by the Builder pursuant to the Shipbuilding Contract.

(b)	Clauses 59.2 to 59.6 of the Bareboat Charter apply, with any necessary modifications, to this Agreement.

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SCHEDULE 1

FORM OF PAYMENT NOTICE

To:	HUICAN (TIANJIN) SHIPPING LEASING CO., LTD.
Date:

Memorandum of Agreement dated _________________________ (the “Agreement”)
in relation to the ship with hull number [●] (the “Vessel”)

1.	We refer to the Agreement made between us in relation to the Vessel.

2.	This is the Payment Notice as defined in the Agreement.

3.	Capitalised terms in this Payment Notice have the meanings set out in the Agreement unless otherwise defined herein.

4.	The Scheduled Delivery Date is

5.
We  hereby  request  that,  pursuant  to Clause 17 of  the  Agreement  an  amount  of $_________________________ (“Purchase Price”) be held and released in accordance with the Escrow Agreement with account details below (being the Escrow Account) and such payment shall be deemed satisfaction of your obligation under Clause 17 of the Agreement to make payment of such amount:

Account Name:	[●]
Beneficiary Bank	[●]
Branch	[●]
Beneficiary Bank SWIFT Code	[●]
IBAN	[●]
Account Number	[●]
Quote Reference	Hull Number [●] – Purchase Price

6.	We further represent and warrant that no Termination Event or Potential Termination Event (each as defined in the Bareboat Charter) has occurred.

7.	This Payment Notice is irrevocable once issued (unless otherwise agreed by the Buyers).

8.
We agree that the payment of the Purchase Price when remitted according to paragraph 5 above shall constitute a full discharge of the Buyers’ obligation to make payment of the Purchase Price under the Agreement.

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Yours faithfully,

Name:
Title: Attorney-in-fact
for and on behalf of
Mustique Shipping Company Inc.
Date:

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EXECUTION PAGE

BUYERS

SIGNED BY		)
for and on behalf of		)
HUICAN(TITANJIN) SHIPPING LEASING CO., LTD.		)
in the presence of	9/F, No. 1 Building, No.99 East	)
Witness’ signature: Witness’ name: Witness’ address:		) ) )	Zhang Xinhang
	Jialingajiang Street, Nanjing, Jiangsu		Attorney-in-fact
Province, P.R. China
SELLERS

SIGNED BY	)
attorney-in-fact	)
for and on behalf of	)
MUSTIQUE SHIPPING COMPANY INC.	)
in the presence of Witness’s signature: Witness’s name: Witness’ address:	)
	) ) )	Andreas Nikolaos Michalopoulos

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